UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 24, 2009

KAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-97201	98-0360062
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

World Trade Center 14th Floor Jl. Jenderal Sudirman Kav. 29-31 Jakarta, Indonesia	12920
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (62) 21 5211110

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act 17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Beginning on February 24, 2009, KAL Energy, Inc. (the “Company”) entered into a series of agreements to privately place shares of common stock of the Company, par value $0.0001 per share, at a purchase price of $0.01 per share, with William Bloking, the Company’s chairman and CEO, for $140,000 and another investor for gross proceeds of $240,000. An aggregate of 24 million shares of common stock of the Company were placed pursuant to this action. The form of the private placement agreement is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

On February 27, 2009 the Company entered into settlement and release agreements with a number of individuals including, William Bloking, the Company’s chairman and CEO, and Andrew Caminschi, the Company’s Chief Financial Officer, regarding debts owed to those individuals totaling approximately $265,000. Messrs. Bloking and Caminschi settled debts owed them of $156,000 and $60,000, respectively. This group of creditors exchanged their outstanding balances with the Company for common stock of the Company, par value $0.0001 per share, at a price of $0.012 per share. An aggregate of approximately 22.1 million shares of common stock of the Company was placed pursuant to this action. Agreements substantially similar to the form settlement and release agreement attached hereto as Exhibit 99.2, and incorporated by this reference herein, were used to document these transactions.

Item 3.02 Unregistered sales of Equity Securities.

The private placement of the Company’s common stock, pursuant to both actions described above in Item 1.01 and incorporated by reference herein, occurred in accordance with transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
99.1	Form of Private Placement Agreement for common stock of the Company, par value $0.0001 per share, at a purchase price of $0.01 per share.
99.2	Form of Settlement and Release Agreement for common stock of the Company, par value $0.0001 per share, at a price of $0.012 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAL ENERGY, INC.

March 2, 2009	By:	/s/ William Bloking
William Bloking
President and CEO

EXHIBIT INDEX

Exhibit Number	Description
99.1	Form of Private Placement Agreement for common stock of the Company, par value $0.0001 per share, at a purchase price of $0.01 per share.
99.2	Form of Settlement and Release Agreement for common stock of the Company, par value $0.0001 per share, at a price of $0.012 per share.